                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Richey Electronics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LETTERHEAD]



March 25, 1998





Dear Fellow Stockholder:


     Enclosed is Richey Electronics, Inc.'s 1997 Annual Report on Form 10-K, 1998 Proxy Statement and form of proxy and formal notice of the 1998 Annual Meeting of Stockholders. As you will see, 1997 was an excellent year for our company.

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting, which will be held on May 5, 1998, at 2:00 P.M. at the Company's headquarters, 7441 Lincoln Way, Garden Grove, California.

     We hope that you will be able to attend the Annual Meeting and look forward to seeing you there.

Sincerely,


/s/ William C. Cacciatore

William C. Cacciatore
Chairman, CEO & President



WCC:y

Enclosures

                           RICHEY ELECTRONICS, INC.

                               7441 LINCOLN WAY
                        GARDEN GROVE, CALIFORNIA 92642

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 5, 1998


TO THE STOCKHOLDERS OF RICHEY ELECTRONICS, INC.:

     You are cordially invited to attend the 1998 annual meeting of stockholders (the "Annual Meeting") of Richey Electronics, Inc. (the "Company") to be held on May 5, 1998, at 2:00 p.m., at the Company's principal executive offices located at 7441 Lincoln Way, Garden Grove, California 92642, for the following purposes:

1. To elect the following six directors of the Company to hold office until the 1998 annual meeting of stockholders:

     Thomas W. Blumenthal       Edward L. Gelbach     Norbert W. St. John
     William C. Cacciatore      Greg A. Rosenbaum     Donald I. Zimmerman

2. To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants for 1998.


3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 20, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                         By Order of the Board of Directors


                                         /s/ RICHARD N. BERGER

                                         Richard N. Berger
                                         SECRETARY
March 25, 1998

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           RICHEY ELECTRONICS, INC.
                               7441 LINCOLN WAY
                        GARDEN GROVE, CALIFORNIA 92642


                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 5, 1998


                                PROXY STATEMENT



                                 INTRODUCTION

     This Proxy Statement is being furnished by Richey Electronics, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 annual meeting of stockholders to be held at the Company's principal executive offices located at 7441 Lincoln Way, Garden Grove, California 92642, on May 5, 1998 beginning at 2:00 p.m. or at any adjournments or postponement thereof (the "Annual Meeting"), for the purposes set forth in the foregoing Notice.

     This Proxy Statement and the accompanying Proxy are first being mailed to the Company's stockholders on or about March 25, 1998. The Annual Report on Form 10-K for the year ended December 31, 1997 is being mailed to stockholders with this Proxy Statement.

                                    VOTING

     There were 9,124,113 shares of the Company's common stock (the "Common Stock") issued and outstanding on March 20, 1998, which has been fixed as the record date for the purpose of determining stockholders entitled to notice of
and to vote at the Annual Meeting (the "Record Date").   For each matter
submitted to the vote of the stockholders, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held by such holder on the books of the Company as of the Record Date.

     The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by an appointed inspector of election. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business, but they will not be counted as affirmative or negative votes. The election inspector will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote or that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are not present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business and they will not be counted for purposes of determining whether a proposal has been approved.

                            REVOCABILITY OF PROXIES

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. Such revocation may be effected by a writing delivered to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it at the meeting, or by attendance at the meeting and voting in person.

                                 SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying Proxy. In addition to the use of the mails, proxies may be solicited by officers, directors and other regular employees of the Company by telephone, facsimile or other personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.



                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

                   BOARD MEETINGS AND DIRECTOR COMPENSATION

     During 1997 there were four meetings of the board of directors of the Company (the "Board" or "Board of Directors"). In 1997, each director attended 75% or more of the total of all meetings held by the Board and the committees on which he served. The only standard arrangement pursuant to which the Company compensates directors for their services as directors is a $21,000 annual retainer for each outside director of the Company. Directors are eligible to participate in the Company's 1992 Stock Option Plan.

                               BOARD COMMITTEES

     The Company has standing audit and compensation committees. The Company does not have a standing nominating committee.

     AUDIT COMMITTEE. The Company's Audit Committee consists of three non-employee directors: Thomas W. Blumenthal, Greg A. Rosenbaum and Donald I. Zimmerman. Responsibilities of the Audit Committee include (i) reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls, (ii) reviewing the scope of the independent auditors' activities and the fees of the independent auditors and (iii) maintaining good communications among the Audit Committee, the Company's independent auditors and the Company's management on accounting matters. The Audit Committee held four meetings during 1997.

     COMPENSATION COMMITTEE. The Company's Compensation Committee consists of three non-employee directors: Thomas W. Blumenthal, Edward L. Gelbach and Donald I. Zimmerman. The Compensation Committee is responsible for reviewing and approving, within its authority, compensation, benefits, training and other human resource policies and making recommendations concerning such matters to the Board of Directors. The Compensation Committee held four meetings during 1997.

                      NOMINEES FOR ELECTION AS DIRECTORS

     The Company's Bylaws provide that the Board of Directors will consist of three or more members, the exact number to be fixed by a resolution of the Board of Directors. A Board of six directors is to be elected at the Annual Meeting.

     Certain information regarding the Company's directors and nominees for election as directors, including their respective ages, principal occupations (including terms as director of the Company) and information regarding the aggregate number of shares of Common Stock beneficially owned by each of them as of the Record Date, is set forth in the tables below.

                           BIOGRAPHICAL INFORMATION

     DIRECTORS. The following table gives certain information as to each director and nominee for director of the Company as of the Record Date:

      NAME                     AGE                  POSITION
      ----                     ---                  --------
William C. Cacciatore.......   63   Chairman, President and Chief Executive Officer
Norbert W. St. John.........   66   Executive Vice President - Marketing, Director
Greg A. Rosenbaum(1)........   45   Assistant Secretary, Director
Donald I. Zimmerman(1)(2)...   58   Director
Thomas W. Blumenthal(1)(2)..   39   Director
Edward L. Gelbach(2)........   68   Director

----------------
(1)  Member, Audit Committee of the Board of Directors.
(2)  Member, Compensation Committee of the Board of Directors.

     WILLIAM C. CACCIATORE has served as the Company's Chairman of the Board, President and Chief Executive Officer since April 1993. Mr. Cacciatore also served as Chairman, President and Chief Executive Officer of RicheyImpact Electronics, Inc. ("RicheyImpact") from December 1990 until April 1993.

     NORBERT W. ST. JOHN has been a director of the Company and has served as the Company's Executive Vice President - Marketing since October 1993.
Mr. St. John served as the Executive Vice President - Operations of the Company from April 1993 to October 1993. Mr. St. John also served as Executive Vice President - Operations for RicheyImpact from December 1990 until April 1993.

     GREG A. ROSENBAUM has been a director of the Company since April 1993, served as the Company's Treasurer from April 1993 through February 1995 and has served as Assistant Secretary since April 1993. Mr. Rosenbaum served as Treasurer and as Assistant Secretary of RicheyImpact from December 1990 until April 1993. Mr. Rosenbaum has been President of Palisades Associates, Inc. ("Palisades"), a merchant banking and consulting company, since 1989. Mr. Rosenbaum is a director of Varlen Corporation, a diversified manufacturer of precision components for the transportation and laboratory equipment markets.

     DONALD I. ZIMMERMAN has been a director of the Company since April 1993. Mr. Zimmerman was President of Barclay and Company, Inc., an import/export company doing business with the Far East as well as holding real estate investments and operating companies in the United States, from 1973 until August 1996 when it was dissolved. Since August 1996, Mr. Zimmerman has been a general partner of Barclay Associates, a real estate investor. Mr. Zimmerman served as President, Chief Executive Officer and

Chairman of the Board of a predecessor of the Company, Brajdas Corporation ("Brajdas"), from 1985 until April 1993 and as Chief Financial Officer of Brajdas from September 1992 until April 1993.

     THOMAS W. BLUMENTHAL has been a director of the Company since May 1994. Mr. Blumenthal is a Vice President of The Baupost Group, L.L.C., a money management firm, where he has been an Investment Analyst since June 1993.
Mr. Blumenthal was employed in the corporate finance department of Dean Witter Reynolds Inc. from October 1986 through May 1993, serving as a managing director from December 1989 through May 1993.

     EDWARD L. GELBACH has been a director of the Company since October 1993. Mr. Gelbach served as a director of RicheyImpact from December 1990 through April 1993. From 1989 until the present, Mr. Gelbach has been a private investor. Mr. Gelbach is a director of Bell Microproducts, a distributor of high technology semiconductor and computer products, and of ETEC, a manufacturer of mask pattern generation equipment.



                    OTHER EXECUTIVE OFFICERS OF THE COMPANY

     The following table gives certain information as of the Record Date as to each executive officer who is not also a nominee for director of the Company.

      NAME              AGE                  POSITION
      ----              ---                  --------
Richard N. Berger....    47     Vice President, Chief Financial Officer,
                                Treasurer and Secretary
Charles W. Mann......    57     Vice President - Value-Added Services
William Class........    51     Vice President - Director  of Sales

     RICHARD N. BERGER has served as the Company's Vice President, Chief Financial Officer and Secretary since April 1993 and the Company's Treasurer since February 1995. Mr. Berger was the Director of Finance and Administration for RicheyImpact from March 1992 until April 1993.

      CHARLES W. MANN has served as the Company's Vice President - Value-Added Services since October 1993. Mr. Mann has been responsible for value-added services since April 1993. Mr. Mann was also responsible for value-added services for RicheyImpact from April 1991 to April 1993.

     WILLIAM CLASS has been Vice President - Director of Sales since July 1997. From January 1996 to June 1997, Mr. Class was Vice President and Area Director, from March 1994 to January 1996, he was a Vice President and the General Manager of the Northern California region and from April 1993 to March 1994, he was the General Manager of the Northern California region. Mr. Class was also the General Manager of the Northern California region for RicheyImpact from December 1991 until April 1993.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, the beneficial owners of more than 5% of the Common Stock, the Company's only class of voting securities, as known to the Company. In addition, the table sets forth the beneficial ownership of the Common Stock by (i) each of the Company's directors, nominees for director and executive officers named in the Summary Compensation Table (the "Named Executive Officers") and (ii) all directors and executive officers of the Company as a group. In each instance, information as to the number of shares owned and the nature of the ownership has been provided by the individual or entity described and is not within the direct knowledge of the Company. The number of shares beneficially owned by each director and executive officer is determined under rules of the Securities and Exchange Commission (the "Commission") and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise of any stock option or other right. Unless otherwise indicated, to the Company's knowledge, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Unless otherwise indicated, the address of each person is the address of the Company set forth above.

                    NAME OF                                   AMOUNT AND NATURE
                BENEFICIAL OWNER                           OF BENEFICIAL OWNERSHIP    PERCENT OF CLASS
                ----------------                           -----------------------    ----------------
William C. Cacciatore (1)................................           619,755               6.77%
Norbert W. St. John (1)(2)...............................           365,034               3.99%
Greg A. Rosenbaum (3)....................................           294,612               3.23%
Donald I. Zimmerman......................................           528,459               5.79%
Thomas W. Blumenthal (4).................................           129,044               1.41%
Edward L. Gelbach (5)....................................           252,410               2.77%
Richard N. Berger (6)....................................            39,129                *
Charles W. Mann (6)(7)...................................            41,429                *
William Class (6)........................................            33,129                *
Deborah Levy (8).........................................           876,488               9.61%
The Kaufmann Fund (9)....................................           500,000               5.48%
Kern Capital Management, LLC (10)........................           620,800               6.80%
Morgan Grenfell Capital Management (11)..................           535,900               5.87%
Palisade Capital Management, L.L.C. (12).................           987,357              10.47%
Ryback Management Corporation (13).......................         1,335,266              12.92%
The Northwestern Mutual Life Insurance Company (14)......           502,656               5.22%
Wanger Asset Management (15).............................           538,000               5.90%
Wellington Management (16)...............................           602,200               6.60%

All directors and executive officers as a group
(9 persons)..............................................         2,303,001              24.79%

FOOTNOTES TO BENEFICIAL OWNERSHIP TABLE

*    Less than one percent.

(1) Includes 25,735 shares which are issuable upon the exercise of outstanding options exercisable within 60 days.

(2)  Such shares are owned indirectly as Trustee for The Norbert W. St. John
     Trust.

(3) Includes 255,252 shares which are owned by Palisades Associates, Inc. Mr. Rosenbaum, a director of the Company, owns 60% of Palisades with his wife, who owns 40% of Palisades. Mr. Rosenbaum may be deemed to beneficially own the shares owned by Palisades. Also includes the following: (a) 13,120 shares which are held as Custodian for Eli S. Rosenbaum; (b) 13,120 shares which are held as Custodian for Elliott J. Rosenbaum; and (c) 13,120 shares which are held as Custodian for Eve H. Rosenbaum. Mr. Rosenbaum has sole voting and dispositive power as to these shares held as Custodian for his children.

(4) Includes 15,000 shares which are issuable upon the exercise of outstanding options exercisable within 60 days.

(5)  Such shares are owned indirectly as general partner of ELG, Limited.

(6) Includes 33,129 shares which are issuable upon the exercise of outstanding options exercisable within 60 days.

(7) Includes 2,400 shares as to which Mr. Mann has sole voting and investment power, 2,000 shares as to which Mr. Mann has shared voting and investment power with his wife, and 3,200 shares as to which Mr. Mann's wife has sole voting and investment power.

(8)  Address is 300 Drakes Landing Road, Suite 100, Greenbrae, California
     94904.

(9) The Kaufmann Fund, Inc. (whose address is 140 E. 45th Street, 43rd Floor, New York, New York 10017) has filed a Schedule 13G Amendment No. 3 dated February 27, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stating that it held sole voting power and sole dispositive power with respect to 500,000 shares of the Common Stock.

(10) Kern Capital Management, LLC, together with its controlling members Robert E. Kern Jr., and David G. Kern (whose addresses are 144 West 47th Street, Suite 1926, New York, New York 10036) have filed a Schedule 13G dated February 13, 1998 under the Exchange Act stating that Kern Capital Management, LLC held sole voting power and sole dispositive power with respect to 620,800 shares of the Common Stock. Robert E. Kern Jr., and David G. Kern state that as controlling members of Kern Capital Management, LLC they may be deemed to be the beneficial owner of the Common Stock owned by Kern Capital Management, LLC but beneficial ownership of the Common Stock is denied by each of them.

(11) Morgan Grenfell Capital Management Incorporated (whose address is 885 Third Avenue, New York, New York 10022) has filed a Schedule 13G under the Exchange Act (an undated copy of which was sent to the Company on February 10, 1997), stating that it held sole voting power with respect to 117,300 shares of Common Stock and sole dispositive power with respect to 535,900 shares of Common Stock.

(12) Palisade Capital Management, L.L.C. (whose address is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024) has filed a Schedule 13G Amendment No. 1 dated March 10, 1998 under the Exchange Act, stating that as of February 28, 1998 it held sole voting power and sole dispositive power with respect to 987,357 shares (representing 680,100 shares of issued and outstanding Common Stock and 307,257 shares of Common Stock issuable upon the conversion of the 7% Convertible Subordinated Notes due 2006 of the Company). The 307,257 shares of Common Stock issuable upon such conversion are treated as outstanding for purposes of computing the percent of class of Palisade Capital Management, L.L.C. but are not treated as outstanding for purposes of computing the percent of class of any other persons.

(13) Ryback Management Corporation (whose address is 7711 Carondelet Ave., Box 16900, St. Louis, Missouri 63105) has filed a Schedule 13G Amendment No. 1 dated January 23, 1998 under the Exchange Act, stating that it held sole voting power and sole dispositive power with respect to 1,335,266 shares of Common Stock (representing 125,000 shares of issued and outstanding Common Stock managed by Ryback Management Corporation and 1,210,266 shares of Common Stock issuable upon the conversion of the 7% Convertible Subordinated Notes due 2006 of the Company held by Lindner Dividend Fund). The 1,210,266 shares of Common Stock issuable upon such conversion are treated as outstanding for purposes of computing the percent of class of Ryback Management Corporation and Lindner Dividend Fund but are not treated as outstanding for purposes of computing the percent of class of any other persons.

(14) The Nortwestern Mutual Life Insurance Company (whose address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202) has filed a Schedule 13G dated February 11, 1998 under the Exchange Act, stating that it has sole voting and dispositive power with respect to 495,576 shares of Common Stock issuable upon the conversion of the 7% Convertible Subordinated Notes due 2006 of the Company held by The Northwestern Mutual Life Insurance Company and shared voting and dispositive power with respect to 7,080 shares of Common Stock issuable upon the conversion of the 7% Convertible Subordinated Notes due 2006 of the Company held by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(15) Wanger Asset Management, L.P. together with its general partner Wanger Management Ltd. (whose addresses are 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606) has filed a Schedule 13G Amendment No. 1 dated February 6, 1998 under the Exchange Act, stating that as of December 31, 1997 it held shared voting power and shared dispositive power with respect to 538,000 shares of the Common Stock.

(16) Wellington Management Company, LLP (whose address is 75 State Street, Boston, Massachusetts 02109) has filed a Schedule 13G Amendment No. 1 dated January 17, 1998 under the Exchange Act, stating that as of December 31, 1997 it held shared voting power with respect to 497,200 shares of the Common Stock and shared dispositive power with respect to 602,200 shares of the Common Stock.

                            EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer ("CEO") and its next four most highly compensated executive officers serving at December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                 ANNUAL COMPENSATION     ---------------------
                                               -----------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR        SALARY $        BONUS $        OPTIONS #
---------------------------        ----        --------        -------   ---------------------
William C. Cacciatore               1997        313,500        146,409           -
  Chairman, President and Chief     1996        285,000         99,209         14,600
  Executive Officer                 1995        245,000        112,896         14,723

Norbert W. St. John                 1997        192,500         60,930           -
  Executive Vice President-         1996        175,000         52,920         14,600
  Marketing                         1995        150,000         58,130         14,723

Richard N. Berger                   1997        148,500         50,953           -
  Vice President, Chief Financial   1996        135,000         40,824           -
  Officer and Secretary             1995        115,000         43,723           -

Charles W. Mann                     1997        148,500         52,138           -
  Vice President-                   1996        135,000         40,824           -
  Value-Added Services              1995        117,500         43,400           -

William Class                       1997        127,500         45,509           -
  Vice President-                   1996        105,000         40,308           -
  Director of Sales                 1995         54,314         18,831           -

   The following table sets forth certain information with respect to unexercised options to purchase the Company's Common Stock held by the Named Executive Officers on December 31, 1997.

                   OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUE TABLE

                                                        NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS HELD AT         IN-THE-MONEY OPTIONS
                          SHARES                                DECEMBER 31, 1997            AT DECEMBER 31, 1997(1)
                        ACQUIRED ON        VALUE            ---------------------------    --------------------------
NAME                      EXERCISE        RECEIVED          EXERCISABLE  UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                    -------------  ----------------     -----------  -------------     -----------   -------------
William C. Cacciatore....        0       $      0               22,054         21,992        $ 76,353        $50,540
Norbert W. St. John.....         0              0               22,054         21,992          76,353         50,540
Richard N. Berger.......         0              0               33,129         11,041         140,798         46,924
Charles W. Mann.........         0              0               33,129         11,041         140,798         46,924
William Class...........         0              0               33,129         11,041         140,798         46,924

------------------

(1) Options are "in-the-money" at fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the closing price of the Company's Common Stock on December 31, 1997 ($10.25) and the exercise price of the options, multiplied by the applicable number of options.

     EMPLOYMENT AGREEMENTS. The Company has entered into an employment agreement with each of Messers Cacciatore, St. John, Berger and Mann (each of them is sometimes referred to herein as "Employee"). The term of each Employee's employment agreement expires in April 1999, but will be automatically extended for consecutive periods of two years each unless the Company gives such Employee written notice of non-extension, no later than 180 days prior to the expiration of the then applicable term, in which case his employment will end upon the expiration of the then applicable term. Each employment agreement provides that Employee's employment may be terminated at any time prior to the expiration of the term, by the Company or by Employee, and that if such termination is by the Company without cause or by Employee for "good reason" (which includes a material diminishment in his responsibilities), such Employee will be entitled to receive, in addition to the pro rata portion of the base salary theretofore earned but unpaid, a bonus for the year of termination and an amount equal to the greater of (i) twelve months' base salary plus bonus and (ii) the base salary plus bonus that would have been paid had his employment continued for the balance of the then applicable term, plus any additional two-year period for which the date for giving notice of non-extension has passed without such notice having been given. Pursuant to the respective employment agreements of Messers Cacciatore, St. John, Berger and Mann, their annual base salaries are subject to upward adjustment as approved by the Company's Compensation Committee. Their employment agreements provide that they shall be eligible to participate in the Company's bonus plan and all other benefits available to other senior management employees of the Company as approved by the Compensation Committee. Mr. Class was party to an employment agreement with the Company which expired December 31, 1997. A new employment agreement between Mr. Class and the Company has not been executed and he is an at-will employee of the Company.

     BONUS PLAN. The Company has adopted a bonus plan which provides the Named Executive Officers with annual performance bonuses. These bonuses are calculated as a percentage of the employee's base salary, using various measures of individual and overall Company performance, including return on net assets employed. Bonuses are accrued monthly and paid at the direction of the Compensation Committee of the Board of Directors.

     401(K) PLAN. The Company has adopted a combined 401(k) profit sharing plan covering employees at least 21 years of age who have completed at least three consecutive months of service. Pursuant to the 401(k) feature of the plan, eligible employees may make salary deferred (before tax) contributions of up to 15% of their eligible compensation (including salary, commissions and bonuses) per plan year up to a specified maximum contribution, as determined by the Internal Revenue Service. The Company may make discretionary matching contributions in an amount equal to a percentage up to 6% of the employee's eligible compensation for the period in question. The plan also has a profit sharing feature which permits the Company to make an additional discretionary contribution. To date, no matching or profit sharing contributions have been made. Under this plan, an employee's interest in the value of any employer matching or profit sharing contributions vests based on the number of years of service, fully vesting after six years of service. Employees may invest their contributions in any one of five investment funds.

     STOCK APPRECIATION RIGHTS PLAN. The Company has a Stock Appreciation Rights Plan. To date, no rights have been granted under such plan.

     STOCK OPTION PLAN. The Company's Amended and Restated 1992 Stock Option Plan (the "1992 Plan"), was adopted to provide for the granting of options to employees, directors and consultants of the Company and its affiliates. The Company estimates that approximately 1,200 employees and six (6) consultants, along with all current directors of the Company, are currently eligible to receive option grants under the 1992 Plan. The Company, by means of the 1992 Plan, seeks to retain the services of persons now employed by or serving as consultants or directors to the Company, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts toward the success of the Company. The 1992 Plan provides for the granting of Incentive Stock

Options ("ISOs") as that term is used in Section 422 of the Code, as well as for the granting of Supplemental Stock Options ("SSOs") which do not qualify as incentive stock options under the Code.

     The 1992 Plan is administered by the Board or by a committee composed of not fewer than two directors (the "Committee"). To the extent deemed necessary or advisable by the Board, each Committee member shall meet the definition of
(i) a "nonemployee director" for purposes of satisfying the requirements of Rule 16b-3 and (ii) an "outside director" for purposes of satisfying the requirements of Section 162(m). The Board or the Committee determines from time to time which of the persons eligible under the 1992 Plan shall be granted options, when and how the options shall be granted, whether such options shall be ISOs or SSOs and the provisions of each of the options (which need not be identical), subject to the restrictions set forth in the 1992 Plan. ISOs may be granted only to employees (including officers) of the Company and its affiliates while SSOs may be granted to employees (including officers) and directors of, or consultants to, the Company and its affiliates.

     The exercise price of each ISO shall not be less than one hundred percent (100%) of the fair market value of the stock subject to the option on the date the option is granted, and the exercise price of any SSO shall not be less than eighty-five percent (85%) of the fair market value of the stock subject to the option on the date the option is granted (provided, that any option that is intended to satisfy the requirements of Section 162(m) shall have an exercise price of not less than one hundred percent (100%) of the fair market value of the stock subject to the option on the date the option is granted). Generally, an option shall terminate three months after termination of the optionee's employment or relationship as a consultant to, or director of, the Company or its affiliates, and an option shall not be transferable except by will or the laws of descent and distribution (although an SSO may also be transferred pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder).

     The 1992 Plan permits options granted to be either qualified ISOs pursuant to the Code or non-qualified stock options, as the Board may elect. A qualified ISO pursuant to the Code results in no taxable income to the optionee and no deduction to the Company at the time it is granted or exercised. If the optionee retains the stock received as a result of an exercise of a qualified ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain is treated as capital gain. If the optionee retains the stock for more than twelve months but not more than eighteen months, any gain will be treated as mid-term capital gain and generally taxed at a rate of 28%. If the optionee retains the stock for more than eighteen months, any gain will be treated as long-term capital gain and generally taxed at a rate of 20%. Different tax rates may apply to mid-term and long-term capital gain if the taxpayer is in the 15% tax bracket. Additionally, special rules apply that may allow taxpayers who hold their stock for more than five years to receive a capital gains rate that is lower than the normal long-term capital gains rate. If the shares are disposed of within two years of the date of the grant or within one year of the date of exercise, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock received over the exercise price of such shares, and the Company will generally be entitled to a tax deduction for the same amount. The Company receives a tax deduction only if the shares are disposed of during such period. A non-qualified SSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. Upon exercise of a non-qualified SSO, the optionee will, at that time, realize ordinary income in an amount equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price of such shares. That amount increases the optionee's basis in the stock acquired pursuant to the exercise of the non-qualified option. Upon a subsequent sale of the stock, the optionee will generally recognize additional capital gain or loss. The Company generally will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the exercise of a non-qualified SSO.

     The Board may at any time, and from time to time, amend the 1992 Plan. However, no amendment shall be effective unless approved by the stockholders of the Company where such amendment would: (i) increase the number of shares reserved for issuance pursuant to options granted under such plan; (ii) modify the requirements as to eligibility for participation in such plan (to the extent that such modification requires stockholder approval in order for such plan to satisfy the requirements of Section 422(b) of the Code); or (iii) modify such plan in any other way if such modification requires stockholder approval in order for such plan to satisfy the requirements of Section 422(b) of the Code.

     No options were granted during 1997 to executive officers or directors. Options granted during 1997 to all employees as a group totaled 60,500 shares of Common Stock at a weighted average exercise price of $12.875 per share and options granted to one employee in such group totaled 15,000 shares of Common Stock. The closing market price of the Common Stock as reported on the Nasdaq Stock Market on March 20, 1998 was $9 5/8. The number of shares of Common Stock that may be subject to options granted in the future under the 1992 Plan to directors, executive officers and employees of the Company is not determinable at this time.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     COMPENSATION PHILOSOPHY

     The executive compensation program is administered by the Compensation Committee of the Board of Directors and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans but remains subject to the discretion of the Company's Compensation Committee. The following program components have been designed to meet these objectives:

     BASE SALARY

     The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities and complexity of the position.

     The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. Each year the Company compares base salary, bonus and total compensation ranges of its executives to those of similar positions in comparable companies, as reported by the Company's peer group. Secondarily, the Compensation Committee reviews available salary surveys conducted by independent consulting firms. These independent surveys are also used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position relative to comparable company positions. The amount of the increase will vary with individual performance against established performance objectives.

     ANNUAL INCENTIVE BONUS

     A target bonus is paid when both financial performance (as measured by return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives beyond normal position expectations, with an emphasis on long-term corporate strategy.

     If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

     STOCK OPTIONS

     The Amended and Restated 1992 Stock Option Plan rewards executives for long-term strategic management and enhancement of stockholder value. It promotes recruitment and retention of key executive personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon overall evaluation of each executive.

     COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and part of the annual incentive bonus) and long-term (part of annual incentive bonus and stock options). The compensation of the CEO serves as a model for this pay-for-performance program.

     Record sales and earnings in 1997 were reported despite the second half slowdown generally experienced in the electronic distribution market. In 1997, the Company achieved the full integration of its 1995 acquisition of Deanco with the related cross-selling benefits and operating leverage that this acquisition was expected to contribute. The Company also rationalized and extended its franchise product lines increasing its penetration of "national" franchises (domestic United States distribution agreements) from 75% of total product lines in 1996 to 88% in 1997. Further extending its geographic coverage, the Company acquired the business of Simmonds Technologies, Inc., a complementary Canada-wide distributor of interconnect, electromechanical and passive components. Suppliers demonstrated their confidence in and support for the Company's move into Canada by extending "North American" franchise agreements representing 82% of the Company's total product lines.

     Mr. Cacciatore's strategic direction played a key role in the achievement of this performance. His annual incentive bonus for 1997 was based upon the achievement of financial (60%) and non-financial (40%) goals. Financial performance, as measured by return on net assets employed in the business, was approximately on target. Non-financial achievements included the reorganization of the Company to support its North American expansion, negotiation and implementation of the acquisition of Simmonds Technologies, Inc., developing the Company's management resources and positioning the Company to achieve its earnings objectives which will lead to the creation of shareholder value. Compensation adjustments for Mr. Cacciatore were consistent with this performance.

                                   Respectfully submitted,


                                   Thomas W. Blumenthal
                                   Edward L. Gelbach
                                   Donald I. Zimmerman

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING STOCKHOLDER RETURN PERFORMANCE PRESENTATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock with the return of the Nasdaq Market Index and a peer group* constructed by the Company. The graph assumes $100 invested on March 1, 1993 with all dividends fully reinvested.

                          COMPARISON OF CUMULATIVE TOTAL RETURN
                         OF COMPANY, PEER GROUP AND BROAD MARKET

----------------------FISCAL YEAR ENDING-----------------
COMPANY                     1993    1993      1994        1995     1996       1997
RICHEY ELECTRONICS INC       100     62.34     67.53     135.07    120.83     106.54
PEER GROUP                   100    125.70    124.20     160.71    184.66     208.78
BROAD MARKET                 100    119.85    125.84     163.22    202.83     248.10

                    ASSUMES $100 INVESTED ON MARCH 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1997

     The dates above refer to the following fiscal year ends:

     1993 - February 26, 1993; 1993 - December 31, 1993; 1994 - December 31,
     1994; 1995 - December 31, 1995; 1996 - December 31, 1996; 1997-December
     31, 1997.

* The peer group is weighted according to the stock market capitalization for the following stocks: All American Semiconductor, Inc., Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Pioneer-Standard Electronics, Inc., Richardson Electronics, Ltd. and Sterling Electronics Corporation. Wyle Laboratories which was included in the peer group selected for the line graph in the proxy statement for the 1997 annual meeting of stockholders is no longer in the peer group because it was acquired in 1997 and subsequently delisted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has a Compensation Committee, of which Thomas W. Blumenthal, Edward L. Gelbach and Donald I. Zimmerman are members. Mr. Zimmerman was formerly an officer of Brajdas (a predecessor of the Company). Included in the discussion below is certain information regarding certain relationships involving Mr. Zimmerman.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the dissolution of Barclay and Company, Inc. ("Barclay") in 1996, Barclay distributed pro rata to its shareholders all of its shares of the Company's Common Stock. Donald I. Zimmerman, a director and member of the Compensation Committee, was the President and a significant shareholder of Barclay prior to its dissolution. In connection with such distribution by Barclay, the shareholders of Barclay succeeded to certain "piggyback" and demand registration rights with respect to the Company's Common Stock which were acquired by Barclay in 1993 and apply with respect to 1,142,857 shares of the Company's Common Stock. These rights are currently exercisable and continue until March 1, 2001. Mr. Zimmerman's pro rata portion of these registration rights applies to 262,742 shares of the Company's Common Stock.

     The Company and Palisades Associates, Inc. ("Palisades") are parties to a Service and Management Agreement (the "Management Agreement") pursuant to which Palisades provides services to the Company, related to financial and administrative management, employee benefits and acquisitions. Greg A. Rosenbaum, a director of the Company, is President of Palisades. Since March 1, 1995, Palisades' management fee has been $175,000 per year. The Management Agreement terminates December 31, 1999. The Management Agreement contains a two-year "evergreen" provision pursuant to which the term will be automatically extended for consecutive two-year periods unless the Company gives Palisades written notice, no later than ninety days prior to the expiration of the then applicable term, that the Management Agreement will terminate upon expiration of the then applicable term.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board has nominated Messrs. Thomas W. Blumenthal, William C. Cacciatore, Edward L. Gelbach, Greg A. Rosenbaum, Norbert W. St. John and Donald I. Zimmerman to serve as directors of the Company for a one-year term. Each nominee, if elected, will hold office until the 1999 annual meeting of stockholders at which time his term of office expires, and until his successor is elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for the office of director as the Board may recommend in the place of such nominee. The nominees shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, assuming the existence of a quorum.

     THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE SIX NOMINEES NAMED ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                  PROPOSAL 2
                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected McGladrey & Pullen, LLP as the independent public accountants of the Company for 1998. McGladrey & Pullen, LLP has served as the Company's independent public accountants since their appointment at the 1993 annual meeting. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     In the event ratification by the stockholders of the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.



                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and beneficial owners of more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and The Nasdaq Stock Market. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that, during the year ended December 31, 1997, its officers, directors and more than ten percent (10%) beneficial owners complied with all
Section 16(a) filing requirements applicable to them.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 7441 Lincoln Way, Garden Grove, California 92642 no later than November 25, 1998 and (ii) must satisfy the conditions established by the Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                              By Order of the Board of Directors



                              /s/ RICHARD N. BERGER

                              Richard N. Berger
                              SECRETARY


March 25, 1998

                            RICHEY ELECTRONICS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 5, 1998

    The undersigned hereby nominates, constitutes and appoints William C. Cacciatore, Greg A. Rosenbaum and Donald I. Zimmerman or any of them, with full power of substitution, to vote all shares of common stock, $0.001 par value, of Richey Electronics, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 5, 1998 or any postponements or adjournments thereof, and upon such other business as may properly come before the Annual Meeting, with all the powers the undersigned would possess if personally present as follows:

    1. To elect the Board of Directors' six nominees as directors.
Nominees: Thomas W. Blumenthal, William C. Cacciatore, Edward L. Gelbach, Greg
A. Rosenbaum, Norbert W. St. John and Donald I. Zimmerman.

/ / FOR ALL NOMINEES LISTED ABOVE (except as   / / WITHHOLD AUTHORITY
    marked to the contrary below)

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:)
            ________________________________________________________

    The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of Directors in the event that any of the above nominees is unable or unwilling to serve.

    A VOTE FOR PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

    2. To ratify the appointment of McGladrey & Pullen, LLP as the Company's auditors for 1998.

 / / FOR                        / / AGAINST                        / / ABSTAIN

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

    Please date this Proxy and sign your name exactly as it appears on your stock certificates. Executors, administrators, trustees, officers of a corporation, fiduciaries, etc., should give their full title as such. Partnerships should sign in the partnership name by an authorized person. For shares held jointly, each joint owner should personally sign. If the undersigned hold(s) any of the shares of common stock of the Company in a fiduciary, custodial or joint capacity or capacities, this Proxy is signed by the undersigned in every such capacity as well as individually. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote in person.
                                       DATED: ____________________________, 1998
                                       SIGNATURE: ______________________________
                                                        (signature)
                                       SIGNATURE: ______________________________
                                               (signature, if held jointly)
                                                  ______________________________
                                            (title or authority, if applicable)

                PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY